Exhibit d(i)(iv)


                          NEUBERGER BERMAN INCOME FUNDS

                     NEUBERGER BERMAN STRATEGIC INCOME FUND
                               INSTITUTIONAL CLASS
                                605 Third Avenue
                          New York, New York 10158-0180



June 3, 2003

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

     Neuberger Berman Strategic Income Fund ("Fund") is a series of Neuberger Berman Income Funds, a Delaware statutory trust ("Trust"). The Fund currently offers one class of shares. This Agreement pertains only to Institutional Class shares of the Fund.

     You hereby agree during the period from June 3, 2003 through December 31, 2013 ("Limitation Period"), to pay operating expenses of the Institutional Class of the Fund (excluding interest, taxes, brokerage commissions, and extraordinary expenses of the Fund's Institutional Class) ("Operating Expenses") which exceed, in the aggregate, the rate of 0.85% per annum of the that Class' average daily net assets ("Expense Limitation").

     You understand that you shall look only to the assets of the Institutional Class of the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series or class of the Trust, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

     This agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this agreement shall be in writing signed by the parties hereto.
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     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                    Very truly yours,

                                    NEUBERGER BERMAN INCOME FUNDS,
                                    on behalf of the INSTITUTIONAL CLASS of
                                    Neuberger Berman Strategic Income Fund



                                    By: ___________________________________

                                    Title: __________________________________


The foregoing agreement is hereby
accepted as of June 3, 2003

NEUBERGER BERMAN MANAGEMENT INC.



By:_____________________________

Title:___________________________